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EXHIBIT 11

                       COMPUTATION OF NET INCOME PER SHARE
                FOR THREE AND SIX MONTHS ENDED SEPTEMBER 30, 1999


                                                                             For the Three Month Period
                                                                --------------------------------------------------
                                                                   September 30, 1999        September 30, 1998
                                                                ------------------------   -----------------------
Net income...............................................           $     259,433                $     193,211
Weighted average shares outstanding......................               2,223,218                    2,203,562
Earning per shares outstanding...........................           $        0.12                $        0.09


                                                                              For the Six Month Period
                                                                --------------------------------------------------
                                                                   September 30, 1999        September 30, 1998
                                                                ------------------------   -----------------------
Net income...............................................           $   1,046,329                $     511,263
Weighted average shares outstanding......................               2,220,784                    2,201,306
Earning per shares outstanding...........................           $        0.47                $        0.23